EXHIBIT 1

                                 Richard D. Levy
                     1690 South Congress Avenue - Suite 200
                           Delray Beach, Florida 33445



                                 August 12, 2002



Andrew J. McLaughlin, Jr., on behalf of the Reporting Persons listed on Schedule A hereto (the "Reporting Persons") c/o Loeb Partners Corporation
61 Broadway
New York, NY 10006

         Re:      Support and Exchange Agreement

Ladies and Gentlemen:

         The Levy Group (as described in Amendment No. 3 to Schedule 13D filed by Richard D. Levy and Harry A. Levy on June 27, 2002) proposes to amend its May 22, 2002 proposal to purchase the shares of Common Stock of Oriole Homes Corporation (the "Company") that it does not already own by increasing the cash purchase price to $4.90 per share, subject to execution of this letter agreement by the Reporting Persons. Upon our receipt of a copy of this letter signed by the Reporting Persons, we will submit our revised proposal to the Special Committee of the Company's Board of Directors which will provide for a merger of the Company with Levy Acquisition Co., a corporation which has been formed by the Levy Group and will be capitalized with all of the shares of the Company's Common Stock beneficially owned by the members of the Levy Group, all in accordance with the terms of an Agreement and Plan of Merger in the form enclosed herewith (the "Merger Agreement").

         The obligations of the Levy Group to cause Levy Acquisition Co. to enter into the Merger Agreement will be subject to:

         X the execution and delivery of a Support and Exchange Agreement in the form enclosed herewith by each of the Reporting Persons upon the execution and delivery of the Merger Agreement;

         X the issuance and delivery, on or before September 16, 2002, to the Special Committee and the Board of Directors of the Company of an opinion of vFinance, Inc., in form and content customary for going private transactions, to the effect that the cash merger consideration to be received by the shareholders of the Company other than the Levy Group is fair to such stockholders from a financial point of view;

         X a vote of the Special Committee and of the Board of Directors of the Company on or before September 16, 2002 approving the Merger Agreement and recommending that the shareholders vote in favor of the transaction at a meeting called for that purpose; and

         X the execution and delivery of the Merger Agreement by the Company on or before September 16, 2002.

         By signing below, you confirm your agreement with us that, if the Merger Agreement and the related Joinder and Acceptance are executed and delivered on or prior to September 16, 2002 in accordance with the above, you will contemporaneously cause to be delivered to the Company the Support and Exchange Agreement in the form enclosed herewith. Your signature also confirms our understanding that in proceeding to amend its proposal to the Company, the Levy Group is acting in reliance on your commitment to support the amended proposal and, as such, your commitment is both binding and irrevocable.

                                              Very truly yours,

                                              /s/ Richard Levy

                                              Richard Levy

Agreement Confirmed on
August 12, 2002


/s/ Andrew J. McLaughlin, Jr.
Andrew J. McLaughlin, Jr.



MCLAUGHLIN FAMILY FUND



By:   /s/ Andrew J. McLaughlin, Jr.
Name: Andrew J. McLaughlin, Jr.
Title: General Partner



THOMAS L. KEMPNER, IRWIN D. ROWE, ANDREW J.
MCLAUGHLIN, JR. AS TRUSTEES FOR LOEB RHODES
HORNBLOWER PROFIT SHARING TRADING FOR
ACCOUNT OF ANDREW J. MCLAUGHLIN, JR.



By:   /s/ Andrew J. McLaughlin, Jr.
Name: Andrew J. McLaughlin, Jr.
Title: Trustee

/s/ Robert Grubin
Robert Grubin


/s/ Gideon J. King
Gideon J. King



LOEB ARBITRAGE MANAGEMENT, INC.



By:   /s/ Arthur E. Lee
Name: Arthur E. Lee
Title: President

LOEB ARBITRAGE FUND

By: Loeb Arbitrage Management, Inc.,
General Partner


By:   /s/ Arthur E. Lee
Name: Arthur E. Lee
Title: President

LOEB PARTNERS CORPORATION


By:   /s/ Arthur E. Lee
Name: Arthur E. Lee
Title: Executive Vice President

                                   SCHEDULE A


                                     Number of Class A Shares       Number of Class B Shares
Name & Address of Shareholder        Beneficially Owned             Beneficially Owned
Andrew J. McLaughlin, Jr.            137,700                        672,400
61 Broadway
New York, NY 10006

McLauglin Family Fund                12,500                         34,900
61 Broadway
New York, NY 10006

Loeb Partners Corporation            600                            25,395
61 Broadway
New York, NY 10006

Loeb Arbitrage Fund                  8,600                          194,305
61 Broadway
New York, NY 10006

Loeb Arbitrage Management, Inc.      ----                           ----
61 Broadway
New York, NY 10006

Gideon J. King                       500                            19,600
61 Broadway
New York, NY 10006

Robert Grubin                        400                            28,500
61 Broadway
New York, NY 10006


TOTAL                                160,300                        975,100